Exhibit 99.1

Earle M. Jorgensen	10650 Alameda Street
Company	Lynwood, CA 90262

Tel: 323-567-1122

News Release

FOR IMMEDIATE RELEASE

Earle M. Jorgensen Company Stockholders Adopt and Approve Acquisition by Reliance Steel & Aluminum Co.

Lynwood, California – March 31, 2006 - Earle M. Jorgensen Company (NYSE: JOR) (“EMJ”) announced that today its stockholders adopted and approved the Agreement and Plan of Merger, dated as of January 17, 2006, by and among Reliance Steel & Aluminum Co. (NYSE: RS) (“Reliance”), RSAC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Reliance (“RSAC”), and EMJ, pursuant to which EMJ will be merged with and into RSAC with RSAC as the surviving entity. The merger agreement provides for Reliance to acquire all of the outstanding shares of EMJ in exchange for merger consideration consisting of $6.50 in cash and between 0.0892 and 0.1207 of a share of Reliance common stock, depending on the average trading price per share of Reliance common stock on the New York Stock Exchange during a 20 trading day period ending with and including the second trading day prior to completion of the merger. If the merger is completed on April 3, 2006, as expected, each outstanding share of EMJ common stock will be entitled to receive merger consideration consisting of $6.50 in cash and 0.0892 of a share of Reliance common stock.

The issuance of the Reliance common stock pursuant to the merger was registered under the Securities Act of 1933, as amended, pursuant to Reliance’s registration statement on Form S-4, as amended (File No. 333-131615) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) and declared effective on March 1, 2006.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

EMJ

EMJ, headquartered in Lynwood, California, is one of the largest distributors of metal products in North America with 39 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

EMJ press releases and additional information are available on EMJ’s Web Site at www.emjmetals.com.

RELIANCE

Reliance, headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in 32 states and Belgium, China and South Korea, Reliance provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries. Reliance was named to the 2006 Forbes Platinum 400 List of America’s Best Big Companies.

Reliance’s press releases and additional information are available on Reliance’s Web Site and www.rsac.com.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements, as defined by the securities laws, that are subject to risks, uncertainties and other factors, such as the actions of third parties that are not within our control, cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, and competition in the metals service center industry. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in EMJ’s filings with the SEC. In particular, we refer you to the definitive proxy statement/prospectus included in the Registration Statement and sent to the EMJ stockholders in connection with the stockholders’ meeting to vote on the merger. You should be aware that we do not plan to update these forward-looking statements, whether as a result of new information, future events, or otherwise unless required by law.

JORF

Investor Contacts:

Earle M. Jorgensen Company William S. Johnson, Vice President, Chief Financial Officer and Secretary 323-567-1122 Fax: 323-567-1034	CCG Investor Relations: Mark Collinson, 310-231-8600 Ext. 117 Fax: 310-231-8663